EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

         Specialty Device Installers, Inc. and Federal Alarm Systems, Inc., companies duly incorporated under the laws of the State of Florida, are wholly-owned subsidiaries of the Company




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